News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES ACQUISITION OF MIVISA ENVASES

Philadelphia, PA - October 31, 2013. Crown Holdings, Inc. (NYSE: CCK), a global leader in consumer packaging, today announced that it has entered into an agreement to acquire Mivisa Envases, SAU, a leading Spanish manufacturer of two- and three-piece food cans and ends, from certain investment funds managed by affiliates of The Blackstone Group L.P., N+1 Mercapital and management, in a cash transaction valued at €1.2 billion. The acquisition, which is subject to review by the European Commission and other competition authorities, is expected to close during 2014 and to be earnings accretive. Debt financing has been fully committed in support of the transaction.

With sales of €555 million and EBITDA of €133 million for the audited fiscal year ended June 30, 2013, Mivisa, based in Murcia, Spain, is the largest food can producer in both the Iberian Peninsula and Morocco. Primarily serving the vegetable, fruit, fish and meat segments, Mivisa currently operates ten manufacturing facilities, including six in Spain and one in Morocco.

Commenting on the transaction, Crown Chairman and Chief Executive Officer, John W. Conway, stated, “We are excited about the acquisition of Mivisa, as it will significantly build upon Crown’s existing position in the strategically important European food can segment by substantially increasing our presence in Spain, one of Europe’s leading agricultural economies. Mivisa has demonstrated impressive sales and profitability growth in recent years through prudent investment, highly efficient manufacturing practices, focused innovation and excellent customer relationships. We believe that adding this well-performing business to our broad network of food can operations in Europe will result in compelling benefits to both customers and shareholders.”

Citigroup Global Markets Inc. acted as exclusive financial advisor to Crown and provided committed financing for the transaction.

Investor Webcast
Crown Holdings will host a webcast today, October 31, 2013, at 10:00 am EDT. All interested parties are invited to listen to the call live via Crown’s internet site at www.crowncork.com by clicking on the “For Investors” tab. A replay of the webcast will be available approximately two hours after the call. Participants who wish to participate in the webcast via teleconference may dial (630) 395-0420 or toll-free (888) 995-9566 and the access password is “packaging.” An audio-only replay will be available for a one-week period ending at midnight on November 7th. The telephone numbers for the replay are (203) 369-0661 or toll-free (866) 411-8823.

About Crown Holdings, Inc.
Headquartered in Philadelphia, PA, Crown Holdings, Inc. (NYSE: CCK) is a leading manufacturer of packaging products for consumer marketing companies around the world. Crown makes a wide range of metal packaging for food, beverage, household and personal care and industrial products and metal vacuum closures and caps. As of December 31, 2012, the Company operated 149 plants located in 41 countries, employing 21,856 people.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the Company’s ability to close the transaction in 2014, or at all; whether the transaction will be approved by the European Commission or other competition authorities; whether the transaction will be accretive to the Company’s earnings; whether sales and profits of Mivisa will continue to grow; whether the combination of the Company and Mivisa will provide benefits to customers and shareholders; and whether the operations of Mivisa can be successfully integrated into the Company’s operations. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of Crown to differ are discussed under the caption “Forward Looking Statements” in Crown’s Form 10-K Annual Report for the year ended December 31, 2012 and in subsequent filings made prior to or after the date hereof. Crown does not intend to review or revise any particular forward-looking statement in light of future events.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341, or
Thomas T. Fischer, Vice President Investor Relations, (215) 552-3720